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                CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report, dated July 14, 2003, on the statement of assets and liabilities of Pioneer Municipal High Income Trust as of July 11, 2003 and the related statement of operations for the one-day period then ended, in Pre-effective Amendment No. 1 to Registration Statement (Form N-2, No. 333-107812) of Pioneer Municipal High Income Trust for the registration of three series of Auction Rate Cumulative Preferred Shares.

                                                 /s/ Ernst & Young LLP
                                                 ERNST & YOUNG LLP


Boston, Massachusetts
September 19, 2003